Exhibit 99-2
Exhibit 99-2

Name:	MetLife Reinsurance Company of Vermont**

Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder Assistant General Counsel Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Highland Credit Strategies Fund (“HCF”)

Date of Event Requiring Statement:	April 16, 2010

Signature: /s/ Daniel F. Scudder
Daniel F. Scudder, Assistant General Counsel

**	MetLife Reinsurance Company of Vermont as direct owner/purchaser of $2,000,000 Floating Rate Series A Senior Unsecured Note Due April 16, 2015 by Metropolitan Life Insurance Company, the indirect owner and investment manager.